Exhibit 10.3

VERTEX PHARMACEUTICALS INCORPORATED
2026 STOCK AND OPTION PLAN

Restricted Stock Unit Award
(with Performance Conditions)

This Agreement sets forth the terms and conditions of a Restricted Stock Unit Award granted pursuant to the provisions of the 2026 Stock and Option Plan (as from time to time amended and in effect, the “Plan”) of Vertex Pharmaceuticals Incorporated (the “Company”) to the Participant whose name appears below, of a contingent entitlement of the Participant to receive the number of shares of Stock of the Company set forth below, pursuant to the provisions of the Plan and on the following express terms and conditions. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan, and any Restricted Stock Units evidenced hereby are granted subject to the terms of the Plan.

1. Name of Participant to whom the Restricted Stock Unit Award is granted:

Participant Name: #ParticipantName#
Employee ID: #EmployeeID#

2. Number of Shares of Stock in the Restricted Stock Unit Award (the “Shares”) (subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof):

#QuantityGranted# Shares

3. Date of grant of the Restricted Stock Unit Award:

#GrantDate# (“MM/DD/YYYY”)

4.1 Performance Conditions. Vesting of the Restricted Stock Unit Award shall be contingent upon the attainment of the “Performance Conditions” set forth in Exhibit A to this Agreement. The percentage of the target number of Shares (the “Target Shares”) pursuant to this Restricted Stock Unit Award that is eligible for vesting (the “Earned Performance Shares”) shall be set forth in Exhibit A to this Agreement.

4.2 Vesting Schedule. Provided that the Performance Conditions are satisfied, the Restricted Stock Unit Award shall vest as set forth in Exhibit A to this Agreement.

5. Agreement with respect to Tax Payments, Withholding and Sale of a Portion of Shares. The Participant acknowledges and agrees that any income or other taxes, fees or social security or comparable contributions due from the Participant with respect to the vesting of the Restricted Stock Unit Award or the issuance of Shares pursuant to this Agreement shall be the Participant’s sole responsibility. In connection with the foregoing, the Participant agrees that the Company shall be entitled to hold back Shares based on the Fair Market Value of the Shares on the Vesting Date in satisfaction of tax withholding requirements, if any. The Participant agrees to pay to the Company as soon as practicable, including through payroll, the amount of any tax withholding, that is for whatever reason, not satisfied through such hold back. The Participant further acknowledges that the Restricted Stock Unit Award made hereunder is subject to the Participant’s acceptance of the terms of this Section 5, and other terms and provisions of this Agreement.

6. Restrictions on Transfer. Except as provided in Section 6(a)(3) of the Plan, this Restricted Stock Unit Award may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law, at any time before the Participant receives Shares. Any such purported transfer shall be null and void, and shall not be recognized by the Company or recorded on its books.

7. Forfeiture; Recovery of Compensation; Termination for Cause. By accepting, or being deemed to have accepted, the Restricted Stock Unit Award, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the Restricted Stock Unit Award, including the right to any Shares acquired under the Restricted Stock Unit Award or proceeds from the disposition thereof, are subject to Sections 6(a)(4)(D) and 6(a)(5) of the Plan (including any successor provisions). The Participant further acknowledges and agrees that if the Participant’s Employment with the Company is terminated for Cause, any portion of the Restricted Stock Unit Award that has not vested prior to the date written notice of such termination is provided to the Participant shall be immediately forfeited. If the Participant is notified that the Company is investigating or evaluating whether the Company will terminate the Participant’s Employment for Cause, the Company may, at its election, suspend the vesting of this Restricted Stock Unit Award by giving written notice to the Participant. If after such notification it is determined or otherwise agreed that the Participant’s Employment will not be terminated for Cause, vesting of the Shares shall resume pursuant to the original schedule and any Shares that would have vested during such suspension immediately shall vest. The Participant further acknowledges and agrees that the Restricted Stock Unit Award, and any proceeds received therefrom, shall be subject to recoupment to the extent the Participant is or becomes subject to (i) the Company’s Policy for Recoupment of Incentive Compensation, as the same may be amended and in effect from time to time, or (ii) the terms of any other clawback or recoupment policy of the Company that applies to incentive compensation that includes Awards such as the Restricted Stock Unit Award. Nothing in the preceding sentence will be construed as limiting the general application of Section 11 of this Agreement.

8. No Rights as a Shareholder. The Participant shall have no rights as a shareholder, including voting and dividend rights, with respect to the Restricted Stock Unit Award subject to this Agreement unless and until shares of Stock are actually delivered to the Participant.

9. No Obligation to Maintain Relationship. The Participant acknowledges that: (i) the Company is not obligated by the Plan or this Restricted Stock Unit Award to continue the Participant as an Employee, Director, consultant or advisor of the Company or an affiliate; (ii) the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time; (iii) the grant of this Restricted Stock Unit Award is a one-time benefit that does not create any contractual or other right to receive future grants of equity, or benefits in lieu thereof; (iv) all determinations with respect to any such future grants, including, but not limited to, the times when restricted stock unit awards shall be granted, the number of shares subject to each restricted stock unit award, and the time or times when each restricted stock unit award shall vest, will be at the sole discretion of the Company; (v) the Participant’s participation in the Plan is voluntary; (vi) the value of this Restricted Stock Unit Award is an extraordinary item of compensation which is outside the scope of the Participant’s employment or consulting contract, if any; and (vii) this Restricted Stock Unit Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

10. Code Section 409A. Pursuant to Section 6(a)(11) of the Plan, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to this Restricted Stock Unit Award in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting, or being deemed to have accepted, this Restricted Stock Unit Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code), except as Section 409A of the Code may then permit.

11. Plan. The Participant hereby acknowledges receipt of a copy of the Plan as presently in effect and the Prospectus with respect thereto. All of the terms and provisions of the Plan, and any additional terms and conditions provided to Participants located outside of the United States, are incorporated herein by reference, and this Restricted Stock Unit Award is subject to those terms and provisions in all respects. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the
Plan will control. By accepting, or being deemed to have accepted, this Restricted Stock Unit Award, the
Participant agrees to be bound by the terms of the Plan and this Agreement.

VERTEX PHARMACEUTICALS INCORPORATED

By: __________________________________________